Exhibit 4.9

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (the “Agreement”) is entered into as of the day of January 2, 2023, in Beijing, the People’s Republic of China (the “PRC”), by and between.

This Share Pledge Agreement (the “Agreement”) is entered into by the following parties in Beijing, People’s Republic of China (“PRC”):

Party A:

Zhejiang Baijiashilian Technology Co., Ltd. (“Pledgee”), a wholly foreign-owned enterprise established and existing in accordance with the laws of China, with registered address: Room 106-10, Building 1, No. 611, Yunxiu South Road, Wu Yang Street, Deqing County, Huzhou City, Zhejiang Province (Moganshan National Hi-tech Zone).

Party B:	[*] (“ pledgor”), an enterprise established and existing in accordance with the laws of the PRC with the registered address of [*]; and
Party C:

BaiJiaYun Group Co., Ltd., an enterprise established and existing in accordance with the laws of China, with registered address: Room 2C 2280, Building 2, Incubator, Zhongguancun Software Park, Haidian District, Beijing.

In this Agreement, the Pledgee, the pledgor and Party C are each hereinafter referred to as a “Party” and collectively referred to as the “Parties”.

Whereas.

1．

As of the date of this Agreement, the Pledgee holds [*]% of the equity interest of Party C, representing Party C’s registered capital of RMB [*]million. Party C intends to hereby confirm the rights and obligations of the Pledgee and the pledgor under this Agreement and provide the necessary assistance to register such pledge.

2．

The Pledgee is a wholly foreign-owned enterprise incorporated in China. The Pledgee has entered into an Exclusive Technical and Consulting Services Agreement (as defined below) with Party C; the Pledgee has entered into an Exclusive Purchase Right Agreement (as defined below) with the Pledgee and Party C; and the Pledgee has issued a Power of Attorney (as defined below) to the Pledgee.

3．

In order to secure the performance of the obligations of Party C and the pledgor under the Transaction Documents (as defined below), the pledgor provides the Pledgee with a pledge of all of the equity interests in Party C owned by the Pledgee.

In order to secure the performance of Party C’s obligations under the Transaction Documents (as defined below), the parties enter into this Agreement.

1.	Definition

Unless otherwise specified herein, he terms below shall have the following meanings:

1.1

Pledge Right: The security right granted by the pledgor to the Pledgee pursuant to Article 2 of this Agreement, i.e. the right of the Pledgee to be paid in priority for the discounted value of the Pledged Equity Pledged by the pledgor to the Pledgee or the price of the Pledged Equity Pledged at auction or sale.

1.2

Pledged equity interest: The equity interest in Party C currently held by the pledgor [*] represents Party C’s registered capital of RMB [*] million and all equity interests in Party C to be held in the future.

1.3	Term of Pledge: shall refer to the term set forth in Section 3 of this Agreement.
1.4

Transaction Documents: means the exclusive technical and consulting services agreement dated as of January 2, 2023 between Party C and Pledgee (the “Exclusive Technical and Consulting Services Agreement”); the exclusive purchase right agreement dated as of January 2, 2023 between Pledgee, Party C and pledgor (the “Exclusive Purchase Right Agreement “); and a power of attorney dated as of January 2, 2023 (the “Power of Attorney”) from Pledgee to Pledgee, together with any amendments, modifications and/or restatements to the foregoing documents.

1.5

Contractual Obligations: Contract Obligations: shall refer to all the obligations of Pledgor under the Exclusive Option Agreement, the Power of Attorney and this Agreement; all the obligations of Party C under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and this Agreement.

1.6

Secured Indebtedness: shall refer to all the direct, indirect and derivative losses and losses of anticipated profits, suffered by Pledgee, incurred as a result of any Event of Default under the Transaction Documents. The amount of such loss shall be calculated in accordance with the reasonable business plan and profit forecast of Pledgee, the consulting and service fees payable to Pledgee under the Exclusive Business Cooperation Agreement, damages and relevant fees, all expenses occurred in connection with enforcement by Pledgee of Pledgor’s and/or Party C’s Contract Obligations and etc.

1.7	Event of Default: shall refer to any of the circumstances set forth in Section 7 of this Agreement.
1.8	Notice of Default: shall refer to the notice issued by Pledgee in accordance with this Agreement declaring an Event of Default.
2.	Pledges
2.1

Pledgor agrees to pledge all the Equity Interest as security for performance of the Contract Obligations and payment of the Secured Indebtedness under this Agreement. Party C hereby assents that Pledgor pledges the Equity Interest to the Pledgee pursuant to this Agreement.

2.2	During the term of the Pledge, Pledgee is entitled to receive dividends distributed on the Equity Interest. Pledgor may receive dividends distributed on the Equity Interest only with prior written consent of Pledgee. Dividends received by Pledgor on Equity Interest after deduction of individual income tax paid by Pledgor shall be, as required by Pledgee, (1) deposited into an account designated and supervised by Pledgee and used to secure the Contract Obligations and pay the Secured Indebtedness prior and in preference to make any other payment; or (2) unconditionally donated to Pledgee or any other person designated by Pledgee to the extent permitted under applicable PRC laws.

2.3

Pledgor may subscribe for capital increase in Party C only with prior written consent of Pledgee. Any equity interest obtained by Pledgor as a result of Pledgor’s subscription of the increased registered capital of the Company shall also be deemed as Equity Interest.The Pledgor and Party C shall complete the company registration in accordance with Article 3.1 of this Agreement.

2.4

In the event that Party C is required by PRC law to be liquidated or dissolved, any interest distributed to Pledgor upon Party C’s dissolution or liquidation shall, upon the request of the Pledgee, be (1) deposited into an account designate and supervised by Pledgee and used to secure the Contract Obligations and pay the Secured Indebtedness prior and in preference to make any other payment; or (2) unconditionally donated to Pledgee or any other person designated by Pledgee to the extent permitted under applicable PRC laws.

3.	Pledge Term
3.1

This pledge shall take effect from the date of registration of the pledged equity interests under this Agreement with the corresponding market supervision and administration authorities, and the pledge shall continue to be valid until all contractual obligations are fulfilled and all secured debts are paid. The Pledgee and Party C shall (1) register the pledge rights under this Agreement in the register of shareholders of Party C within three (3) business days from the date of this Agreement, and (2) apply for registration of the pledge rights under this Agreement with the corresponding market supervision and administration department within thirty (30) business days from the date of this Agreement. The Parties jointly confirm that, if required by the market supervision and administration authorities, the Parties and other shareholders of Party C shall submit this Agreement or an equity pledge contract in the form required by the market supervision and administration authorities of Party C’s location, which truly reflects the information of the pledge rights under this Agreement (hereinafter referred to as the “pledge contract for industrial and commercial registration”) to the market supervision and administration authorities for the purpose of the industrial and commercial registration of the equity pledge. (“Business Registration Pledge Contract”) to the market supervision and administration department, but all matters of the equity pledge shall be subject to this Agreement. The Pledgor and Party C shall submit all necessary documents and complete all necessary procedures in accordance with the laws and regulations of the PRC and the requirements of the relevant market supervision and administration authorities to ensure that the pledge rights are registered as soon as possible after the application is submitted.

3.2

During the Term of Pledge, in the event Pledgor and/or Party C fails to perform the Contract Obligations or pay Secured Indebtedness, Pledgee shall have the right, but not the obligation, to exercise the Pledge in accordance with the provisions of this Agreement.

4.	Custody of Records for Equity Interest subject to Pledge
4.1

During the Term of Pledge set forth in this Agreement, Pledgor shall deliver to Pledgee’s custody the capital contribution certificate for the Equity Interest and the shareholders’ register containing the Pledge within one week from the execution of this Agreement. Pledgee shall have custody of such documents during the entire Term of Pledge set forth in this Agreement.

5.	Representations and warranties of the Pledgor and party C

As of the execution date of this Agreement, Pledgor and Party C hereby jointly and severally represent and warrant to Pledgee that:

5.1	The Pledgor is the sole legal owner of the pledged equity.
5.2	The Pledgee shall have the right to dispose of and transfer the Pledged Equity in accordance with the provisions set forth in this Agreement.
5.3

Each of the Pledgor and Party C shall have full power, capacity and authority to enter into and deliver this Agreement and to perform its obligations hereunder. This Agreement, when executed, shall constitute the legal, valid and binding obligations of the Pledgor and Party C and shall be enforceable against them in accordance with its terms.

5.4	Except for the Pledge, Pledgor has not placed any security interest or other encumbrance on the Equity Interest.
5.5	Pledgor and Party C have obtained any and all approvals and consents from applicable government authorities and third parties (if required) for execution, delivery and performance of this Agreement.
5.6

The execution, delivery and performance of this Agreement will not: (i) violate any relevant PRC laws; (ii) conflict with Party C’s articles of association or other constitutional documents; (iii) result in any breach of or constitute any default under any contract or instrument to which it is a party or by which it is otherwise bound; (iv) result in any violation of any condition for the grant and/or maintenance of any permit or approval granted to any Party; or (v) cause any permit or approval granted to any Party to be suspended, cancelled or attached with additional conditions.

6.	Commitment of the Pledgor and Party C

6.1	During the term of this Agreement, the Pledgor and Party C jointly and severally undertake to the Pledgee that:
6.1.1

Except Pledgor shall not transfer the Equity Interest, place or permit the existence of any security interest or other encumbrance on the Equity Interest or any portion thereof, without the prior written consent of Pledgee, except for the performance of the Transaction Documents; Party C shall not consent to or assist in the foregoing.

6.1.2

Pledgor and Party C shall comply with the provisions of all laws and regulations applicable to the pledge of rights, and within five (5) days of receipt of any notice, order or recommendation issued or prepared by relevant competent authorities regarding the Pledge, shall present the aforementioned notice, order or recommendation to Pledgee, and shall comply with the aforementioned notice, order or recommendation or submit objections and representations with respect to the aforementioned matters upon Pledgee’s reasonable request or upon consent of Pledgee;

6.1.3

Pledgor and Party C shall promptly notify Pledgee of any event or notice received by Pledgor that may have an impact on the Equity Interest or any portion thereof, as well as any event or notice received by Pledgor that may have an impact on any guarantees and other obligations of Pledgor arising out of this Agreement.

6.1.4	Party C shall complete the registration procedures for extension of the term of operation within three (3) months prior to the expiration of such term to maintain the validity of this Agreement.
6.2

The Pledgor agrees that the Pledgee’s right of pledge acquired in accordance with the terms of this Agreement shall not be interrupted or prejudiced by legal proceedings of the Pledgee or the Pledgee’s principal or any other person.

6.3

To protect or perfect the security interest granted by this Agreement for the Contract Obligations and Secured Indebtedness, Pledgor hereby undertakes to execute in good faith and to cause other parties who have an interest in the Pledge to execute all certificates, agreements, deeds and/or covenants required by Pledgee. Pledgor also undertakes to perform and to cause other parties who have an interest in the Pledge to perform actions required by Pledgee, to facilitate the exercise by Pledgee of its rights and authority granted thereto by this Agreement, and to enter into all relevant documents regarding ownership of Equity Interest with Pledgee or designee(s) of Pledgee (natural persons/legal persons). Pledgor undertakes to provide Pledgee within a reasonable time with all notices, orders and decisions regarding the Pledge that are required by Pledgee.

6.4

Pledgor hereby undertakes to comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement.If the Pledgee fails to perform or does not fully perform its warranties, undertakings, agreements, representations and conditions, the Pledgee shall indemnify the Pledgee for all losses suffered as a result.

7.	Events of Default
7.1	The following are all considered events of default.
7.1.1	Pledgor’s any breach to any obligations under the Transaction Documents and/or this Agreement.
7.1.2	Party C’s any breach to any obligations under the Transaction Documents and/or this Agreement.
7.2

Upon notice or discovery of the occurrence of any circumstances or event that may lead to the aforementioned circumstances described in Section 7.1, Pledgor and Party C shall immediately notify Pledgee in writing accordingly.

7.3

Unless an Event of Default set forth in this Section 7.1 has been successfully resolved to Pledgee’s satisfaction within twenty (20) days after the Pledgee and /or Party C delivers a notice to the Pledgor requesting ratification of such Event of Default, Pledgee may issue a Notice of Default to Pledgor in writing at any time thereafter, demanding the Pledgor to immediately exercise the Pledge in accordance with the provisions of Section 8 of this Agreement.

8.	Exercise of pledge rights
8.1	Pledgee shall issue a written Notice of Default to Pledgor when it exercises the Pledge.
8.2

Subject to the provisions of Section 7.3, Pledgee may exercise the right to enforce the Pledge at any time after the issuance of the Notice of Default in accordance with Section 8.1. Once Pledgee elects to enforce the Pledge, Pledgor shall cease to be entitled to any rights or interests associated with the Equity Interest.

8.3

After Pledgee issues a Notice of Default to Pledgor in accordance with Section 8.1, Pledgee may exercise any remedy measure under applicable PRC laws, the Transaction Documents and this Agreement, including but not limited to being paid in priority with the Equity Interest based on the monetary valuation that such Equity Interest is converted into or from the proceeds from auction or sale of the Equity Interest. The Pledgee shall not be liable for any loss incurred by its duly exercise of such rights and powers.

8.4

The proceeds from exercise of the Pledge by Pledgee shall be used to pay for tax and expenses incurred as result of disposing the Equity Interest and to perform Contract Obligations and pay the Secured Indebtedness to the Pledgee prior and in preference to any other payment. After the payment of the aforementioned amounts, the remaining balance shall be returned to Pledgor or any other person who have rights to such balance under applicable laws or be deposited to the local notary public office where Pledgor resides, with all expense incurred being borne by Pledgor. To the extent permitted under applicable PRC laws, Pledgor shall unconditionally donate the aforementioned proceeds to Pledgee or any other person designated by Pledgee.

8.5

The Pledgee may exercise any remedy measure available simultaneously or in any order. Pledgee may exercise the right to being paid in priority with the Equity Interest based on the monetary valuation that such Equity Interest is converted into or from the proceeds from auction or sale of the Equity Interest under this Agreement, without exercising any other remedy measure first.

8.6	The Pledgee is entitled to designate an attorney or other representatives to exercise the Pledge on its behalf, and Pledgor or Party C shall not raise any objection to such exercise.
8.7

In the event that the Pledgee disposes of the pledge right in accordance with this Agreement, the Pledgor and Party C shall provide the necessary assistance to enable the Pledgee to realize its pledge right.

9.	Liability for breach of contract
9.1

If Pledgor or Party C conducts any material breach of any term of this Agreement, Pledgee shall have right to terminate this Agreement and/or require Pledgor or Party C to indemnify all damages; this Section 9 shall not prejudice any other rights of Pledgee herein;

9.2	Pledgor or Party C shall not have any right to terminate this Agreement in any event unless otherwise required by applicable laws.
10.	Assignment
10.1	Without Pledgee’s prior written consent, Pledgor and Party C shall not have the right to assign or delegate their rights and obligations under this Agreement.
10.2	This Agreement shall be binding on Pledgor and his/her successors and permitted assigns, and shall be valid with respect to Pledgee and each of his/her successors and assigns.
10.3

At any time, Pledgee may assign any and all of its rights and obligations under the Transaction Documents and this Agreement to its designee(s), in which case the assigns shall have the rights and obligations of Pledgee under the Transaction Documents and this Agreement, as if it were the original party to the Transaction Documents and this Agreement.

10.4

After the change of the pledgee resulting from the transfer, at the request of the pledgee, the Pledgor and/or Party C shall sign a new pledge agreement with the new pledgee with the same content as this Agreement and register it with the corresponding market supervision and administration department.

10.5

The Pledgor and Party C shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by the Parties hereto or any of them, including the Transaction Documents, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof. Any remaining rights of Pledgor with respect to the Equity Interest pledged hereunder shall not be exercised by Pledgor except in accordance with the written instructions of Pledgee.

11	Termination
11.1

Upon the fulfillment of all Contract Obligations and the full payment of all Secured Indebtedness by Pledgor and Party C, the Pledgee shall, upon the request of the Pledgor, release the pledge of the Pledgor’s Equity Interest under this Agreement within the earliest reasonably practicable time, and cooperate in the registration of the cancellation of the pledge with the relevant market supervision and administration authorities .

11.2	The parties agree that this Agreement and the rights and obligations hereunder shall terminate upon Party B ceasing to hold the equity interest in Party C.
11.3	The provisions of Sections 9, 13 , 14 and 11.2 herein of this Agreement shall survive the expiration or termination of this Agreement.
12.	Handling Fees and Other Expenses

All fees and out of pocket expenses relating to this Agreement, including but not limited to legal costs, costs of production, stamp tax and any other taxes and fees, shall be borne by Party C.

13.	Duty of confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

14.	Applicable Law and Dispute Resolution
14.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.
14.2

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations，then either party may submit the dispute in question to the Beijing International Arbitration Center for arbitration in accordance with its arbitration rules in effect at the time of the application for arbitration. The arbitral award shall be final and binding on all parties. The place of arbitration shall be Beijing and the language of arbitration shall be Chinese.

14.3

Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

15.	Notification
15.1

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such party set forth below. A confirmation copy of each notice shall also be sent by E-mail. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(1)	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.
(2)	If the notice is sent by e-mail or fax, the effective date of delivery shall be the date of successful transmission (which shall be evidenced by the automatically generated transmission confirmation message, if any).
15.2	For the purposes of notice, the addresses of the Parties are as follows:

Party A: Zhejiang Baijiashilian Technology Co., Ltd.

Address: Room 2173, 1st floor, Building 2, Beijing Zhongguancun Software Park Incubator, Northeast Wang, Haidian District, Beijing

Recipient: [He Jiayue]

Tel: [ 15011073305 ]

Email: [ hejiayue@baijiayun. com ]

Party B: [ ]

Address: [*]

Recipient: [*]

Tel: [*]

E-mail: [*]

Party C: BaiJiaYun Group Co., Ltd.

Address: Room 2280, Building 2C, Zhongguancun Software Park Incubator, Haidian District, Beijing

Recipient: [He Jiayue]

Tel: [15011073305].

E-mail: [hejiayue@baijiayun. com]

15.3	Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.
16.	Severability

In the event that one or several of the provisions of this Contract are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Contract shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

17.	Attachments

The attachments set forth herein shall be an integral part of this Agreement.

18.	Effective
18.1	This Agreement shall be effective from the date of formal signing by the parties until the contractual obligations are fully performed and the guaranteed obligations are fully satisfied.
18.2

Any amendments, changes and supplements to this Agreement shall be in writing and shall become effective upon completion of the governmental filing procedures (if applicable) after the affixation of the signatures or seals of the Parties. The amendment agreement and supplement agreement signed by the parties in relation to this Agreement are part of this Agreement and have the same legal effect as this Agreement.

18.3	The parties agree that upon the completion of this Agreement, the parties acknowledge and warrant that the Equity Pledge Agreement dated September 7, 2022 in respect of the equity pledge of BaiJiaYun Group Co., Ltd. shall be automatically terminated and released and all related pledges shall be subject to this Agreement.

19.	Languages and copies

This Agreement shall be signed by all parties to the Agreement. Ng (5) One original copy shall be signed by each party and the rest shall be used for business registration, and all originals shall have the same legal effect. This Agreement may be signed in one or more copies.

(No text below, followed by the signature page of this agreement)

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written.

Party A:Zhejiang Baijiashilian Technology Co., Ltd. (seal)

By:
Name:	Ma Yi
Title:	Legal Representative

Signature page of the Equity Interest Pledge Agreement

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written.

Party B:[ ]

By:
Name	[*]
Title	[*]

Signature page of the Equity Interest Pledge Agreement

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written.

Party C:BaiJiaYun Group Co., Ltd. (seal)

By:
Name	Li Gangjiang
Title:	Legal Representative

Signature page of the Equity Interest Pledge Agreement

Attachments:

1.	Exclusive Technical and Consulting Services Agreement
2.	Exclusive Purchase Right Agreement
3.	Power of Attorney

Attachments